Exhibit 20.1

CANADIAN SOLAR INC.

4100 – 66 Wellington Street West – TD Bank Tower

Toronto, Canada M5K 1B7

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that an annual meeting of shareholders (Meeting) of Canadian Solar Inc. (Corporation), will be held at Kirkland & Ellis International LLP, 11th Floor, HSBC Building, Shanghai IFC, 8 Century Avenue, Pudong New District, Shanghai 200120, People’s Republic of China on Friday, June 21, 2024 at 4:00 p.m. (local time) for the following purposes:

(a)	to receive the audited consolidated financial statements of the Corporation for the financial year ended December 31, 2023 and the auditors’ report thereon;

(b)	to elect directors of the Corporation;

(c)	to appoint the auditors of the Corporation and to authorize the directors to fix their remuneration; and

(d)	to transact such other business as properly may be brought before the Meeting or any adjournment thereof.

The matters to be dealt with at the Meeting are described in the Circular.

The Corporation has in recent years held its annual meeting of shareholders in Shanghai in June and has decided to do so again this year. The Corporation made this decision on the basis that, over the years, participation in its annual meeting of shareholders, whether in Shanghai or elsewhere, has been almost entirely by way of proxy. The Corporation encourages shareholders to continue to participate in the Meeting by way of proxy.

Shareholders of record on April 29, 2024 are entitled to receive notice of and vote at the Meeting.

Shareholders are entitled to appoint a proxy to attend and act for and on behalf of them at the Meeting. Shareholders who are unable to attend the Meeting in person and who wish to ensure that their common shares are voted at the Meeting are requested to complete, sign and return the accompanying form of proxy in accordance with the instructions set out therein and in the Circular.

DATED: May 10, 2024

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Shawn (Xiaohua) Qu
Shawn (Xiaohua) Qu
Chairman of the Board, President and
Chief Executive Officer